ACKNOWLEDGEMENT AND AGREEMENT


With respect to the Investment Agreement entered into as of April 24, 2000, by and among Guinness Telli*Phone Corporation, a corporation duly incorporated and existing under the laws of the State of Nevada (the "Company") and Swartz Private Equity, LLC (hereinafter referred to as "Swartz"), the Company hereby agrees and acknowledges the following:


The Company acknowledges that the Investor may sell the Put Shares any time, and from time to time, after the Put Date for such shares, and that such sales may occur during a Pricing Period or Pricing Periods and may have the effect of reducing the Purchase Price.

Furthermore, the Company agrees to present the proposed final registration statement to be filed pursuant to the terms of the Registration Rights Agreement entered into in conjunction with the Investment Agreement to Swartz for its review at least five (5) business days prior to the proposed filing date, and to obtain Swartz's final approval of the registration statement before filing it with the SEC.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 24th day of April, 2000.


GUINNESS TELLI*PHONE CORPORATION


    ____________________
By:
Lawrence A. Guinness,  President & CEO


Address:	Guinness Telli*Phone Corporation
655 Redwood Hwy., #111
Mill Valley, CA  94941
Telephone (415) 389-9442
Facsimile (415) 388-0390

SWARTZ PRIVATE EQUITY, LLC.


By: ________________________________
           Eric S. Swartz, Manager

Address:   1080 Holcomb Bridge Road
Bldg. 200, Suite 285
Roswell, GA  30076
Telephone: (770) 640-8130
Facsimile:  (770) 640-7150